Exhibit 10.5
ELI LILLY AND COMPANY
2007 CHANGE IN CONTROL SEVERANCE PAY PLAN
FOR SELECT EMPLOYEES
As Amended Effective October 20, 2010
     1. PURPOSE
This Eli Lilly and Company 2007 Change in Control Severance Pay Plan For Select Employees has been established by the Company to provide for the payment of severance pay and benefits to Eligible Employees whose employment with a Participating Employer terminates due to certain conditions created by a Change in Control of the Company. The purpose of the Plan is to assure a continuity in operations of the Company during a period of Change in Control by allowing employees to focus on their responsibilities to the Company knowing that they have certain financial security in the event of their termination of employment. The accomplishment of this purpose is in the best interests of the Company and its shareholders. The Plan replaces the Change in Control Severance Pay Plan for Select Employees that was originally adopted by the Board on March 1, 1995, and became operative immediately upon the expiration of such plan with respect to a Change in Control occurring on or after March 1, 2007. The Plan as amended by action of the Board of Directors of the Company on October 20, 2008, shall become effective on October 20, 2010.
     2. DEFINITIONS
The terms defined in this Section 2 shall have the meanings given below:
     (a) “Base Salary” means an Eligible Employee’s gross annualized rate of base salary at the time of any determination hereunder, before any deductions, exclusions or any deferrals or contributions under any Participating Employer plan or program, but excluding bonuses, incentive awards or compensation, employee benefits or any other non-salary form of compensation.
     (b) “Board” means the Board of Directors of the Company.
     (c) “Change in Control” has the meaning given in Section 3.
     (d) “Code” means the Internal Revenue Code of 1986, as amended.
     (e) “Committee” means the Compensation Committee of the Board, or such other committee appointed by the Board to perform the functions of the Committee under the Plan, provided that at all times the Committee shall be constituted solely of directors who are Continuing Directors (as defined in Section 3) to the extent any such directors remain on the Board and are willing to serve in such capacity.
     (f) “Company” means Eli Lilly and Company, an Indiana corporation.
     (g) “Covered Termination” has the meaning given in Section 6.

     (h) “Eligible Employee” has the meaning given in Section 5.
     (i) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
     (j) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     (k) “Participating Employer” has the meaning given in Section 4.
     (l) “Plan” means this Eli Lilly and Company 2007 Change in Control Severance Pay Plan for Select Employees.
     (m) “Retirement Age” means the date the Eligible Employee reaches age 65, unless the Company’s senior most officer responsible for the Human Resources department has approved a later date as the Retirement Age for the Eligible Employee.
     (n) “Section 409A” shall mean Section 409A of the Code and the applicable rulings and regulations promulgated thereunder.
     (o) “Separation from Service” shall mean a “separation from service” from a Participating Employer within the meaning of Section 409A.
     (p) “Severance Period” means the two (2) year period immediately following a Covered Termination.
     3. CHANGE IN CONTROL
For purposes of the Plan, a “Change in Control” of the Company shall be deemed to have occurred upon:
          (a) the acquisition by any “person,” as that term is used in Sections 13(d) and 14(d) of the Exchange Act (other than (i) the Company, (ii) any subsidiary of the Company, (iii) any employee benefit plan or employee stock plan of the Company or a subsidiary of the Company or any trustee or fiduciary with respect to any such plan when acting in that capacity, or (iv) Lilly Endowment, Inc.) of “beneficial ownership,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of 20% or more of the shares of the Company’s capital stock the holders of which have general voting power under ordinary circumstances to elect at least a majority of the Board (or which would have such voting power but for the application of the Indiana Control Shares Statute) (“Voting Stock”); provided, however, that an acquisition of Voting Stock directly from the Company shall not constitute a Change in Control under this Section 3(a);
          (b) the first day on which less than one-half of the total membership of the Board shall be Continuing Directors (as that term is defined in Article 13(f) of the Company’s Articles of Incorporation);

          (c) consummation of a merger, share exchange, or consolidation of the Company (a “Transaction”), other than a Transaction which would result in the Voting Stock of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 60% of the Voting Stock of the Company or such surviving entity immediately after such Transaction;
          (d) a complete liquidation of the Company or a sale or disposition of all or substantially all the assets of the Company, other than a sale or disposition of assets to any subsidiary of the Company;
          (e) either (i) the Company shall have entered into a definitive agreement with any Person, which, if consummated, would result in a Change in Control as specified in paragraphs (a) through (d) of this Section 3 or (ii) any Person initiates a tender offer or exchange offer to acquire shares of the Voting Stock which, if consummated, would result in a Change in Control as specified in paragraphs (a) through (d) of this Section 3; provided, however, that if the Board shall make a final determination that such agreement, tender offer or exchange offer will not be consummated, the occurrence of any such event shall cease to constitute a Change in Control and the termination of employment of an Eligible Employee after such determination shall not be treated as a Covered Termination on the basis of such event; or
          (f) the Board adopts a resolution to the effect that any Person has taken actions which, if consummated, would result in its having acquired effective control of the business and affairs of the Company; provided, however, that if the Board shall make a final determination that such actions will not be consummated, the occurrence of any such event shall cease to constitute a Change in Control and the termination of employment of an Eligible Employee after such determination shall not be treated as a Covered Termination on the basis of such event.
For purposes of this Section 3 only, the term “subsidiary” means a corporation or limited liability company of which the Company owns directly or indirectly fifty (50) percent or more of the voting power.
     4. PARTICIPATING EMPLOYERS
A. Designation of Participating Employers. The Company and each subsidiary corporation of which the Company owns directly or indirectly one-hundred (100) percent of the voting power at the time of the Change in Control shall be Participating Employers under the Plan. In addition, the Committee may designate other affiliates of the Company as Participating Employers under the Plan, from time to time and under such terms and conditions, as shall be specified by an action in writing by the Committee. Such terms and conditions may impose limitations on the extent to which any such affiliate participates in the Plan (including but not limited to the duration of any such participation), but shall not provide rights or benefits to Eligible Employees that are broader than those set forth in the Plan. Any entity that is a Participating Employer at the time of a Change in Control shall continue to be a Participating Employer following a Change in Control, and any person, firm or business that is a successor to the business or interests of a Participating Employer following a Change in Control shall be treated as a Participating Employer under the Plan.

B. Limitations in Foreign Jurisdictions. Notwithstanding the foregoing or anything elsewhere in the Plan to the contrary, the Committee shall have the discretionary authority, as specified below, to exclude from participation or limit the participation of any Participating Employer with respect to individuals employed outside of the United States. The Committee shall exercise this authority only by an action in writing taken prior to a Change in Control on the basis of a good faith determination that, as a result of the specific effect of applicable local law or practice with respect to the Plan or severance benefits generally, it would be in the best interests of the Company to so exclude or limit such participation. In addition, unless otherwise specified by the Committee, the severance payments and benefits under this Plan shall offset the benefits otherwise payable to any such Eligible Employee under severance arrangements that exist by reason of applicable local law, practice or policy.
     5. ELIGIBLE EMPLOYEES
All employees of the Participating Employers, including executive officers (as defined in Rule 3b-7 under the Exchange Act), who are classified by the Company as R8 or M5-M8 global job level or other groups or individuals as designated by the Committee (or any successor classifications) immediately prior to the Change in Control shall be eligible to participate in the Plan and shall be considered an Eligible Employee for all purposes hereunder. Any person who is an Eligible Employee in accordance with the foregoing shall continue to be an Eligible Employee notwithstanding any change in his/her position or classification following a Change in Control, subject to Section 6 hereof relating to certain terminations of employment that are not treated as a Covered Termination. The Committee shall notify each Eligible Employee of his/her participation in the Plan prior to the Change in Control; provided that any failure to so notify shall not effect the Eligible Employee’s participation in the Plan.
     6. COVERED TERMINATIONS
A. General. An Eligible Employee shall be treated as having suffered a “Covered Termination” hereunder if he/she incurs a Separation from Service within a period of two (2) years immediately following the date of a Change in Control, (i) by a Participating Employer other than for “Cause”, or (ii) by the Eligible Employee for “Good Reason.”. For purposes of the foregoing, the two (2) year time period specified above within which a Separation from Service may be treated as a Covered Termination shall commence on the date the Change in Control becomes effective and, with respect to a Change in Control under paragraphs (e) and (f) of Section 3, shall recommence (for the full applicable period) on the date of consummation of the underlying actions. For purposes of the Plan, a Separation from Service shall be effective as of the last date of the Eligible Employee’s employment with the Participating Employer.
An Eligible Employee shall not be treated as having suffered a Covered Termination in the event of (1) death, (2) total disability (within the meaning of the Company’s Extended Disability Plan), (3) transfer of employment among Participating Employers (unless such transfer results in a Separation from Service for “Good Reason”), (4) involuntary termination by the Participating Employer for “Cause”, (5) voluntary termination by the Eligible Employee other than for Good Reason, (6) a termination of employment for any reason by either the Participating Employer or the Eligible Employee that does not occur during the two (2) year time period specified above or (7) a termination of employment for any reason by either the Participating Employer or the Eligible Employee after the Eligible Employee reaches Retirement Age.
B. Termination For Cause. For purposes hereof, an Eligible Employee’s Separation from Service by the Participating Employer shall be deemed to be for “Cause” if as a result of:
          (i) the willful refusal of the Eligible Employee to perform, without legal cause, his/her material duties to the Participating Employer, resulting in demonstrable economic harm to any Participating Employer, which the Eligible Employee has failed to cure after thirty (30) calendar days’ advance written notice from the Company;
          (ii) any act of fraud, dishonesty or gross misconduct of the Eligible Employee resulting in significant economic harm to any Participating Employer or other significant harm to the business reputation of any Participating Employer; or
          (iii) the conviction of the Eligible Employee by a court of competent jurisdiction of any crime (or the entering of a plea of guilty or nolo contendere to a charge of any crime) constituting a felony.
A termination for Cause shall be communicated to the Eligible Employee in writing by the Participating Employer and shall specify the provisions of the Plan and factual matters relied upon in making the Cause determination.
C. Termination for Good Reason. For purposes hereof, an Eligible Employee’s Separation from Service by the Eligible Employee shall be deemed to be for “Good Reason” if as a result of:
          (i) a material diminution in the nature or status of the Eligible Employee’s position, title, reporting relationship, duties, responsibilities or authority, or the assignment to him/her of additional responsibilities that materially increase his/her workload;
          (ii) any reduction in the Eligible Employee’s then-current Base Salary;
          (iii) a material reduction in the Eligible Employee’s opportunities to earn incentive bonuses below those in effect for the year most recently completed before the date of the Change in Control, taking into account all material bonus factors such as targeted bonus amounts and corporate performance measures;
          (iv) a material reduction in the Eligible Employee’s employee benefits and coverages (including, without limitation, pension, profit sharing and all welfare, retiree welfare and fringe benefits) that are provided to the Eligible Employee from the benefit levels in effect immediately prior to the Change in Control;
          (v) the failure to grant to the Eligible Employee stock options, stock units, performance shares or similar incentive rights during each twelve (12) month period following the Change in Control on the basis of a number of shares or units and all other material terms (including vesting requirements) at least as favorable to the Eligible Employee as those rights granted to him/her on an annualized average basis for the three (3) year period immediately prior to the Change in Control;
          (vi) relocation of the Eligible Employee by more than fifty (50) miles from his/her regularly assigned workplace existing immediately prior to the date of the Change in Control; or
          (vii) any failure by a successor entity to the Company (including any entity that succeeds to the business or assets of the Company) in connection with a Change in Control to assume by operation of law or otherwise the obligations of the Company under the Plan, or any attempted amendment, termination or repudiation of the Plan by such successor entity, other than pursuant to the provisions of Section 15.
For purposes of the foregoing, but without limitation of the Eligible Employee’s right to otherwise terminate employment for Good Reason, if the Eligible Employee is in charge of a principal business unit, division or function of the Company immediately prior to a Change in Control, Good Reason shall not be deemed to exist based solely on the fact that the Eligible Employee is not in charge of such principal business unit, division or function of the combined entity following the Change in Control, unless as a result thereof, the Eligible Employee suffers a material diminution in the nature or status of the Eligible Employee’s position, title, reporting relationship, duties, responsibilities or authority or suffers some other Good Reason event.
A termination for Good Reason shall be communicated to the Participating Employer in writing by the Eligible Employee within thirty (30) days following his/her knowledge of the circumstances constituting Good Reason, and shall specify the provisions of the Plan and the factual matters relied upon in making the Good Reason determination. The Participating Employer shall have the opportunity to cure the circumstances constituting Good Reason within 15 days following receipt of such written notice from the Eligible Employee, and if such circumstances are fully cured, such circumstances shall cease to constitute the basis for a Good Reason termination hereunder.
     7. SEVERANCE PAYMENT
A. Amount of Severance Payment. The amount of the severance payment to be paid by the Company to an Eligible Employee who is treated as having suffered a Covered Termination hereunder shall equal two (2) times the sum of:
          (i) the Eligible Employee’s Base Salary at the time of Covered Termination (calculated without regard to any reduction in Base Salary that results in a Good Reason termination) or, if greater, at the time of the Change in Control, plus
          (ii) the Eligible Employee’s target annual cash incentive bonus for the year of Covered Termination or if there is no target-based annual cash incentive bonus, then the annual cash bonus paid or payable, for the most recently completed calendar year prior to the Change in Control.
B. Payment of Severance. The severance payment to be made hereunder shall be paid to the Eligible Employee in a single lump-sum cash payment, less any required tax withholding, on the date that is thirty (30) calendar days following the date of the Eligible Employee’s Covered

Termination, conditioned upon the Eligible Employee having complied, prior to that date with the requirements of Section 10 hereof regarding a release of claims. Notwithstanding the foregoing, if the Eligible Employee is treated as a “specified employee” (within the meaning of Section 409A) as of the date of any payment under this Plan upon such Separation from Service, then, to the extent required by Section 409A, the commencement of any payment shall be delayed until the first business day following the date that is six (6) months following the date of such Separation from Service.
     8. OTHER SEVERANCE BENEFITS
In addition to the severance payment provided under Section 7, an Eligible Employee shall be entitled to the following benefits and other rights in the event of his/her Covered Termination:
A. Welfare Benefits. The Eligible Employee shall continue to participate, on the same basis as active employees of the Participating Employer, for eighteen (18) months immediately following a Covered Termination (“Continuation Period”) in the Participating Employer’s medical and dental plans (but not to include flexible spending plans), group life insurance plans, company-provided death benefit, supplemental life insurance and long-term disability plans for which he/she was eligible at the time of Covered Termination (or, if it would provide benefits or other terms more favorable to the Eligible Employee, at the time of the Change in Control), as though his/her Separation from Service had not occurred (the “Welfare Continuation Coverages”). All Welfare Continuation Coverages shall apply to the Eligible Employee and any of his/her dependents who would have been eligible for coverage if the Eligible Employee remained employed for the Continuation Period. The Company may provide the Eligible Employee with the Welfare Continuation Coverages under arrangements other than its generally applicable welfare benefit plans, provided that the benefit coverages so provided are at least as favorable to the Eligible Employee as coverage under the otherwise applicable Welfare Continuation Coverages, on a coverage by coverage basis, and taking into account all tax consequences to the Eligible Employee. At the expiration of the Continuation Period, the Eligible Employee shall be treated as a then terminating employee with respect to the right to elect continued medical and dental coverages in accordance with Section 4980B of the Code (or any successor provision thereto). Notwithstanding the foregoing, if the Eligible Employee becomes eligible to participate in welfare benefit coverages from a subsequent employer of the same type as provided under one or more of the Welfare Continuation Coverages, then the applicable Welfare Continuation Coverages provided by this Section 8.A, on a coverage by coverage basis, shall be terminated. If and to the extent that any benefit under this Section 8.A or under Section 8.B. is not eligible for exemption from Section 409A pursuant to Treasury Regulation § 1.409A-1(b)(9)(v) (or any successor regulation) or otherwise, the Company shall, pursuant to Section 18 hereof, take such actions as it deems necessary to comply with the requirements of Treasury Regulation § 1.409A-3(i)(1)(iv) (or any successor regulation), including, without limitation, by providing that (i) the amount of the benefit under this Section 8.A or under Section 8.B. in any calendar year shall not affect the amount of the benefit thereunder for any other calendar year, (ii) any reimbursement of expenses under this Section 8.A or under Section 8.B. be made not later than the last day of the calendar year following the year in which the Eligible Employee incurred such expenses, and (iii) in no event shall any right to reimbursement or receipt of in-kind benefits under this Section 8.A. or under Section 8.B. be subject to liquidation or exchange for another benefit.

B. Retiree Welfare Benefits. For purposes of determining eligibility, but not for the purpose of determining the amount of any benefit, for the retiree medical and dental plans applicable to Eligible Employee (the “Retiree Welfare Plans”), the Eligible Employee shall receive additional credit for two years for purposes of both age and service requirements under the Retiree Welfare Plans, but not beyond the Retirement Age of the Eligible Employee. If an Eligible Employee shall be eligible for participation in the Retiree Welfare Plans at the time of Covered Termination (including by reason of this Section 8.B.), then (i) for the Continuation Period, he/she shall be entitled to continue to participate in the Welfare Continuation Coverage pursuant to Section 8.A. hereof, and (ii) following the Continuation Period, he/she shall be entitled to continue to participate in the retiree welfare benefit program on the same basis and subject to the same terms and conditions as provided to retired employees of the Participating Employer generally, or if no such program is provided, the program of the successor entity following the Change in Control, if any.
C. Equity Incentives. Immediately upon a Covered Termination, (i) any stock options, or similar equity-based incentive rights granted to the Eligible Employee under a stock incentive plan of a Participating Employer that are not then fully vested and exercisable shall become fully vested and immediately exercisable, (ii) the Eligible Employee shall be entitled to exercise any stock options or similar equity-based incentive rights until the expiration of three years following the date of the Covered Termination (or until such later date as may be applicable under the terms of the option or other right upon termination of employment), subject to the maximum full term of the option but without regard to any earlier termination otherwise applicable in the event of termination of employment, and (iii) any performance shares, stock units or shares of restricted stock granted to the Eligible Employee under a stock incentive plan of a Participating Employer that remain subject to forfeiture, performance conditions or transfer restrictions at such time shall become fully and immediately vested and all such conditions and restrictions shall immediately lapse, with any payment to be made in accordance with the terms of the applicable award agreements in accordance with the requirements for compliance with Section 409A. In addition, as to any other types of equity-based incentive awards granted to the Eligible Employee under a stock incentive plan of a Participating Employer prior to the date of Covered Termination, any restrictions on exercise, payment or transfer shall immediately lapse, and the Eligible Employee shall have all rights associated with such awards as of the date of Covered Termination, with any payment to be made in accordance with the terms of the applicable award agreements in accordance with the requirements for compliance with Section 409A. The provisions of this Section 8.C shall apply equally to any awards or rights into which the equity incentive rights described herein are converted or for which such rights are substituted in connection with a Change in Control.
D. Accrued Rights. The Eligible Employee shall be entitled to the following payments and benefits in respect of accrued compensation rights at the time of a Covered Termination, in addition to all other rights provided under the Plan: (i) immediate payment of any accrued but unpaid Base Salary through the date of Covered Termination; (ii) payment within thirty (30) calendar days of Covered Termination of any accrued but unpaid annual cash bonus for the most recently completed calendar year prior to the Covered Termination; (iii) payment within thirty (30) calendar days of Covered Termination of the accrued annual cash bonus for the year in effect on the date of the Covered Termination, determined on the basis of the bonus earned under terms of the applicable bonus plan through the date of termination or, if greater, the pro-rata amount of the target annual cash bonus for the period of such year through the date of termination; and (iv) all benefits and rights accrued under the employee benefit plans, fringe benefit programs and payroll practices of a Participating Employer in accordance with their terms (including, without limitation, employee pension, employee welfare, incentive bonus and stock incentive plans).
E. Outplacement; Relocation. The Eligible Employee shall be provided, at the Company’s sole expense, with professional outplacement services selected by the Eligible Employee consistent with his/her duties or profession and of a type and level customary for persons in his/her position; provided, however, that the Company shall not be required to pay fees in connection with the foregoing in an amount greater than fifteen (15) percent of the Eligible Employee’s Base Salary for purposes of clause (i) of Section 7. The Company shall honor any prior agreement or understanding with an Eligible Employee who has suffered a Covered Termination to reimburse his/her relocation expenses to the Indianapolis, Indiana metropolitan area or, if it does not result in a greater cost to the Company, to such other location selected by the Eligible Employee. Payment for any such outplacement service services or relocation expense shall be made on the business day that is six (6) months following the date of the Covered Termination.
F. Indemnification. With respect to any Eligible Employee who is, immediately prior to a Change in Control or a Covered Termination, indemnified by the Company for his/her service as a director, officer or employee of a Participating Employer, the Company shall indemnify such Eligible Employee to the fullest extent permitted by applicable law, and the Company shall maintain in full force and effect, for the duration of all applicable statute of limitation periods, insurance policies at least as favorable to the Eligible Employee as those maintained by the Company for the benefit of its directors and officers at the time of Change in Control, provided that such insurance policies are commercially available from carriers of recognized standing, with respect to all costs, charges and expenses whatsoever (including payment of expenses in advance of final disposition of a proceeding) incurred or sustained by the Eligible Employee in connection with any action, suit or proceeding to which he/she may be made a party by reason of being or having been a director, officer or employee of a Participating Employer or serving or having served any other enterprise as a director, officer or employee at the request of a Participating Employer.
     9. EXCISE TAX REIMBURSEMENT
          (a) In the event it shall be determined that any payment, right or distribution by the Company or any other person or entity to or for the benefit of an Eligible Employee pursuant to the terms of this Plan or otherwise, in connection with, or arising out of, his/her employment with a Participating Employer or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment”) is a “parachute payment” within the meaning of Section 280G of the Code on account of the aggregate value of the Payments due to the Eligible Employee being equal to or greater than three times the “base amount,” as defined in Section 280G(b)(3) of the Code, (the “Parachute Threshold”) so that the Eligible Employee would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), concurrent with the making of such Payment, then (i) in the event the aggregate value of the Payments exceeds the Parachute Threshold by less than 5%, one or more Payments shall be reduced so that the aggregate value of the Payments is $1.00 less than the Parachute Threshold Amount, reducing first any

Payments under Section 8.C hereof, then taxable Payments and thereafter any other non-taxable Payments, or (ii) in the event that the aggregate value of the Payments exceeds the Parachute Threshold by 5% or more, the Company shall pay to the Eligible Employee an additional payment (the “Gross-Up Payment”) in an amount such that the net amount retained by the Eligible Employee, after deduction of any Excise Tax on such Payments and any federal, state or local income tax and Excise Tax on the Gross-Up Payment shall equal the amount of such Payments. In the event the Internal Revenue Service subsequently may assess or seek to assess from the Eligible Employee an amount of Excise Tax in excess of that determined in accordance with the foregoing, the Company shall pay to the Eligible Employee an additional Gross-Up Payment, calculated as described above in respect of such excess Excise Tax, including a Gross-Up Payment in respect of any interest or penalties imposed by the Internal Revenue Service with respect to such excess Excise Tax. The rights of the Eligible Employee to a Gross-Up Payment under this Section 9 shall apply without regard to whether the Eligible Employee has incurred a Covered Termination and shall apply to all payments whether or not in connection with a Covered Termination.
          (b) All determinations required to be made under this Section 9, including whether any Payment is a “parachute payment” and whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm designated by the Company which is not the auditor of the Company or another party involved in the Change in Control (the “Accounting Firm”) and shall be based upon “substantial authority” (within the meaning of Section 6662 of the Code). The Accounting Firm shall provide detailed supporting calculations both to the Company and the Eligible Employee within 15 business days of the receipt of notice from the Company or an Eligible Employee that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne by the Company. Any Gross-Up Payment, as determined pursuant to this Section 9, shall be paid by the Company to the Eligible Employee within five business days of the receipt of the Accounting Firm’s determination. Any determination by the Accounting Firm shall be binding upon the Company and the Eligible Employee.
     10. RELEASE OF CLAIMS
All payments and benefits that may be made to an Eligible Employee upon a Covered Termination under the Plan shall be contingent upon the Eligible Employee entering into and not revoking a general release of employment law claims against the Company and the Participating Employer in substantially the form attached hereto as Exhibit A, subject to such modifications as may be determined by the Committee in good faith to take into account changes in employment laws or differences in employment laws in other jurisdictions. The Company will provide the general release to the Eligible Employee within five business days of the Covered Termination.
     11. NO MITIGATION OR OFFSET
The Eligible Employee shall be under no obligation to minimize or mitigate damages by seeking other employment, and the obtaining of any such other employment shall in no event effect any reduction of the Company’s obligation to make the payments and provide the benefits required under the Plan. Except as provided in Section 10, the Company’s obligation to make the payments and provide the benefits required under the Plan shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other rights which a Participating Employer may have against the Eligible Employee.
     12. UNFUNDED STATUS
The Plan is intended to constitute an employee pension benefit plan under ERISA which is unfunded and is maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees, and shall be interpreted and administered accordingly. The payments and benefits provided hereunder shall be paid from the general assets of the Company. Nothing herein shall be construed to require the Company to maintain any fund or to segregate any amount for the benefit of any employee, and no employee or other person shall have any right against, right to, or security or other interest in any fund, account or asset of the Company from which the payment pursuant to the Plan may be made. Consistent with the foregoing, the Company may, in its sole discretion, deposit funds in a grantor trust or otherwise establish arrangements to pay amounts that become due under the Plan, and, notwithstanding anything elsewhere in the Plan to the contrary, the payments and benefits due under the Plan shall be reduced to reflect the amount of any payment made in respect of any Eligible Employee from a grantor trust or other arrangement established for this purpose.
     13. ADMINISTRATION
The Committee shall be the named fiduciary of the Plan and the plan administrator for purposes of ERISA. The Committee shall be responsible for the overall operation of the Plan and shall have the fiduciary responsibility for the general operation of the Plan. The Committee may allocate to any one or more of the Company’s employees any responsibility the Committee may have under the Plan and may designate any other person or persons to carry out any of the Committee’s responsibilities under the Plan. As plan administrator, the Committee shall maintain records pursuant to the Plan’s provisions and shall be responsible for the handling, processing and payment of any claims for benefits under the Plan.
     14. CLAIMS AND DISPUTES
Within thirty (30) calendar days following a Covered Termination, the Company shall notify each Eligible Employee whom the Company determines is entitled to payments and benefits under the Plan of his/her entitlement to such payments and benefits. An Eligible Employee who is not so notified may submit a claim for payments and benefits under the Plan in writing to the Company within ninety (90) calendar days after becoming entitled to such benefits as described in Section 6. All such claims shall be approved or denied in writing by the Company within thirty (30) calendar days after submission.

Any denial of a claim by the Company shall be in writing and shall include: (i) the reason or reasons for the denial; (ii) reference to the pertinent Plan provisions on which the denial is based; (iii) a description of any additional material or information necessary for the Eligible Employee to perfect the claim together with an explanation of why the material or information is necessary; and (iv) an explanation of the Plan’s claim review procedure, described below.
An Eligible Employee shall have a reasonable opportunity to appeal a denied claim to the Company for a full and fair review. The Eligible Employee or authorized representative shall have sixty (60) calendar days after receipt of written notification of the denial of claim in which to request a review and to review pertinent documents of the Plan. The Company shall notify the Eligible Employee or his/her authorized representative of the time and place for the claim review. The Company shall issue a decision on the reviewed claim promptly, but no later than fifteen (15) calendar days after receipt of the request for review. The Company’s decision shall be in writing and shall include: (i) the reasons for the decision, and (ii) references to the Plan provisions on which the decision is based.
If the Eligible Employee shall dispute the Company’s final decision, the dispute shall be submitted to an arbitration proceeding, conducted before a panel of three arbitrators, in accordance with the rules of the Center for Public Resources (or such other organization selected by mutual agreement of the Company and the Eligible Employee). Such arbitration shall take place in the location most practicably proximate to the Eligible Employee’s principal workplace. Judgment may be entered on the arbitrators’ award in any court having jurisdiction. Notwithstanding the foregoing, if an Eligible Employee believes the claims procedure or dispute resolution mechanism provided under this Section 14 would be futile or would cause such Eligible Employee irreparable harm, the Eligible Employee may, in his/her sole discretion, elect to enforce his/her rights under the Plan pursuant to Section 502 of ERISA.
The Company shall bear the expense of any enforcement proceeding brought by an Eligible Employee under the Plan and shall reimburse the Eligible Employee for all of his/her reasonable costs and expenses relating to such enforcement proceeding, including, without limitation, reasonable attorneys’ fees and expenses, provided that the Eligible Employee is the prevailing party in such proceeding. For purposes hereof, the trier of fact in such enforcement proceeding shall be requested to make a determination as to the reimbursement of the Eligible Employee’s costs and expenses as a prevailing party hereunder. In no event shall the Eligible Employee be required to reimburse the Company for any of the costs or expenses relating to such enforcement proceeding.
     15. TERM AND AMENDMENT
The Plan became effective as on July 1, 2004, but only became operative with respect to a Change in Control occurring on or after March 1, 2007, the date as of which the Plan as previously in effect was terminated by action of the Board. The Plan as amended by action of the Board of Directors of the Company on October 20, 2008 shall become effective with respect to a Change in Control occurring on or after October 20, 2010. The Plan shall continue to be effective until terminated in accordance with this Section 15. The Board shall have the right, by resolution or other written action, to terminate or amend the Plan; provided, however, that the Plan may only be terminated or amended prior to a Change in Control, and then only (i) with respect to an amendment or termination that becomes effective upon the second (2nd) anniversary of notice being given thereof to Eligible Employees generally, or (ii) to the extent any such amendment is of a technical or clarifying nature, or increases the rights or benefits of all affected Eligible Employees, and does not in any manner reduce the rights or benefits of any Eligible Employee, unless the Company has obtained the express written consent, in return for good and valuable consideration, of all affected Eligible Employees in respect of any such amendment. Notwithstanding the foregoing, in the event of a Change in Control, the Plan shall continue in effect, and no termination or amendment of the Plan shall occur, until the satisfaction of all severance payments and benefits to which Eligible Employees are or may become entitled to under the Plan. Upon the occurrence of a Change in Control during the term of the Plan, the Plan shall not be operative with respect to any subsequent Change in Control.
     16. SUCCESSORS AND ASSIGNS
The Plan shall be binding upon any person, firm or business that is a successor to the business or interests of the Company, whether as a result of a Change in Control of the Company or otherwise. Any successor to the Company shall be required to assume the Plan in writing and honor the obligations of the Company and the Participating Employers hereunder. All payments and benefits that become due to an Eligible Employee under the Plan shall inure to the benefit of his/her heirs, assigns, designees or legal representatives.
     17. ENFORCEABILITY
The Company intends the Plan to constitute a legally enforceable obligation between it and each Eligible Employee, and that the Plan confer vested rights on each Eligible Employee in accordance with the terms of the Plan, with each Eligible Employee being a third-party beneficiary thereof. Nothing in the Plan, however, shall be construed to confer on any Eligible Employee any right to continue in the employ of a Participating Employer or affect the right of a Participating Employer to terminate the employment or change the terms and conditions of employment of an Eligible Employee, with or without notice or cause, prior to a Change in Control, or to take any such action following a Change in Control, subject to the consequences specified by the Plan.
The Plan shall be construed and enforced in accordance with ERISA and the laws of the State of Indiana to the extent not preempted by ERISA, regardless of the law that might otherwise govern under applicable principles or provisions of choice or conflict of law doctrines. To the extent any provision of the Plan shall be invalid or unenforceable under any applicable law, it shall be considered deleted herefrom and all other provisions of the Plan shall be unaffected and shall continue in full force and effect.

     18. SECTION 409A COMPLIANCE
To the extent applicable, it is intended that the Plan and all payments hereunder comply with the requirements of Section 409A, and the Plan shall be interpreted and applied by the Committee in a manner consistent with this intent in order to avoid the imposition of any additional tax under Section 409A. In the event that any provision of the Plan is determined by the Committee to not comply with the applicable requirements of Section 409A, the Committee shall have the authority to take such actions and to make such changes to the Plan as the Committee deems necessary to comply with such requirements. In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on the Eligible Employee by or any damages for failing to comply with Section 409A. Notwithstanding the foregoing or anything elsewhere in the Plan to the contrary, if an Eligible Employee is treated as a “specified employee” as of the date of any payment under this Plan, then, to the extent required, the commencement of any payment under this Plan shall be delayed until the date that is six (6) months following the date of the Eligible Employee’s Separation from Service.

EXHIBIT A
SEVERANCE AGREEMENT AND RELEASE OF CLAIMS
Definitions. I intend all words used in this Severance Agreement and Release of Claims (“Agreement”) to have their plain meanings in ordinary English. Specific terms that I use in this Agreement have the following meanings:
A.	I, me, and my include both me and anyone who has or obtains any legal rights or claims through me.

B.	Lilly means Eli Lilly and Company and any company related to Eli Lilly and Company in the present or past, including without limitation, its or their predecessors, successors, parents, subsidiaries, affiliates, joint venture partners, and divisions.

C.	Company means Lilly; the present and past officers, directors, committees, agents, shareholders, and employees of Lilly; any employee benefit plan sponsored or maintained by Lilly; any company providing insurance to Lilly in the present or past; the present and past fiduciaries and administrators of any employee benefit plan sponsored or maintained by Lilly (other than multi-employer plans); and anyone who acted on behalf of Lilly or on instructions from Lilly.

D.	Actual Termination Date means ___________.

E.	Severance Benefit means the severance payment and severance benefits described in Sections 7 and 8 of the Plan.

F.	Plan means The 2007 Change in Control Severance Pay Plan For Select Employees, as in effect for a change in control on or after March 1, 2007, as amended from time to time.

G.	My Claims mean, except as specifically excluded in the last paragraph of this section following item G.8. below, all of my rights that I now have to any personal relief of any kind from the Company, including without limitation:
1.	all claims arising out of or relating to my employment with Lilly, the terms and conditions of that employment, or the termination of that employment, and the continuing effect, thereof;

2.	all claims arising out of or relating to actual or alleged statements, actions, or omissions of the Company;

3.	all claims for any alleged unlawful discrimination, harassment, retaliation or reprisal, or other alleged unlawful practices based on religion, natural origin, ancestry, marital status, sex, sexual orientation, age, race, color, disability or any other characteristic or category protected by law arising under any federal, state, or local statute, ordinance, or regulation, including without limitation claims under the Indiana Civil Rights Act, Title VII of the Civil Righ0074s Act of 1964, the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Americans with Disabilities Act, 42 U.S.C. §1981, the Employee Retirement

Income Security Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act, the Equal Pay Act, The California Fair Employment and Housing Act, The California Family Rights Act, the California Labor Code, the California Civil Code, the California Business & Professions Code, the California Constitution and workers’ compensation non-interference or non-retaliation statutes;

4.	all claims for alleged wrongful discharge; breach of contract; breach of implied contract; failure to keep any promise; breach of a covenant of good faith and fair dealing; breach of fiduciary duty; estoppel; my activities, if any, as an actual or alleged “whistleblower”; defamation; infliction of emotional distress; fraud; misrepresentation; negligence; harassment; retaliation or reprisal; constructive discharge; assault; battery; false imprisonment; invasion of privacy; interference with contractual or business relationships; any other wrongful employment practices; and violation of any other principle of common law;

5.	all claims for compensation or monetary damages of any kind, including without limitation, salary, wages, bonuses, commissions, sales incentive payments, equity-based compensation, vacation pay, and expense reimbursements;

6.	all claims for reinstatement or other personal equitable relief, back pay, front pay, compensatory damages, damages for alleged personal injury, liquidated damages, and punitive damages;

7.	all claims under any employee benefit plan sponsored or maintained by the Company (except as otherwise provided in this Agreement); and

8.	all claims for attorneys’ fees, costs, and interest.
However, My Claims does not include any claims for vested benefits payable under the terms of a plan qualified under Section 401(a) of the Internal Revenue Code of 1986, any claims for continuation coverage under the federal law known as COBRA, any claims that are or may be asserted in the case of Schaefer-Larose, et al. v. Eli Lilly and Company, and any other claims that the law does not allow to be waived or any claims that may arise after the date on which I sign this Agreement. My Claims includes any claim to personal relief from any Equal Employment Opportunity Commission (“EEOC”) or state or local administrative charge I have filed or may file against the Company as described below under the heading “Representations and Waiver of Personal Relief as to Administrative Charges.”
Agreement to Release My Claims. I will receive a Severance Benefit from Lilly as set forth in the Plan if I sign and, if I am age 40 or older at the time I sign the Agreement, do not revoke this Agreement as provided below. I understand and acknowledge that I will not be entitled to receive the Severance Benefit if I do not sign this Agreement or, if I am age 40 or older at the time I sign the Agreement and I timely revoke this Agreement. In exchange for the Severance Benefit, I give up all of My Claims to the fullest extent permitted by law, and I agree to abide by this Agreement in all respects. I will not bring any lawsuits against the Company or make any demands against the Company for compensation or damages relating to My Claims. The Severance Benefit that I am receiving under the Plan is a fair compromise for my undertakings in this Agreement.
This release includes any claims that are being asserted or in the future are, or ever could be, asserted or considered within the scope of the case of Welch et al. vs. Eli Lilly and Company, Civil Action No. 1:06-CV-0641, United States District Court for the Southern District of Indiana (the “Welch Action”). The Welch Action is a lawsuit that was filed by current and former African-American Lilly employees alleging that they were discriminated against on the basis of their race. Lilly denies these allegations. The plaintiffs in the Welch Action have expressed their intention to seek class treatment. I understand that I may be a member of the putative class. By signing this Agreement, I understand that I am giving up any right to receive any personal relief as a result of the Welch Action.
Waiver of California Civil Code Section 1542. I have read and understand the following language contained in Section 1542 of the California Civil Code:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.”
I expressly waive all rights, if any, that I may have under this statute with respect to the matters described in the “Agreement to Release My Claims” paragraph of this Agreement.
Indemnification Agreement. I agree to indemnify Lilly to the fullest extent permitted by law from all claims, costs and expenses, including all attorneys’ fees, arising out of any misrepresentation made by me in this Agreement. In the event I initiate, pursue or maintain any lawsuit (other than a suit under the Age Discrimination in Employment Act) against Lilly based on any claim, complaint, action, injury or right of action for which I have released and agreed not to sue Lilly in this Agreement, I agree, to the fullest extent permitted by law, to pay all costs and attorneys’ fees incurred by Lilly in defending such lawsuit. Nothing in this paragraph shall limit my charge-filing rights as described below in the section titled “Representations and Waiver of Personal Relief as to Administrative Charges,” and I shall have no obligation to pay Lilly for costs or attorney’s fees incurred by Lilly in defending against any EEOC or state or local administrative agency charge filed by me against Lilly as long as I waive and release any and all entitlement to any form of personal relief arising from any such charge as described below.
Agreement to Cooperate in Investigations and Litigation. I agree that I will, at any future time before or after my Actual Termination Date, be available upon reasonable notice from Lilly, with or without subpoena, to be interviewed, review documents or things, give depositions, testify, or engage in other reasonable activities, with respect to matters concerning which I have or may have knowledge as a result of or in connection with my employment by Lilly. In performing my obligations under this paragraph to testify or otherwise provide information, I will honestly, truthfully, forthrightly, and completely provide the information requested. I will comply with this Agreement upon notice from Lilly that Lilly or its attorneys believe that my compliance would be helpful in the resolution of an investigation or the prosecution or defense of litigation.
Additional Agreements and Understandings. Even though Lilly will provide a Severance Benefit to me under the Plan for me to settle and release My Claims and to otherwise abide by this Agreement, the Company denies that it violated any law or committed any wrongful act.
Representations and Waiver of Personal Relief as to Administrative Charges.
I understand and agree that although by signing this Agreement and accepting the Severance Benefit I do not waive my right to file an Equal Employment Opportunity Commission (“EEOC”)

charge against Lilly, or to file a charge with any comparable state or local administrative agency, or to cooperate in an EEOC or agency investigation of any such charge, I do waive and release, to the fullest extent permitted by law, any and all entitlement to any form of personal relief arising from any such charge I have filed or may file in the future against Lilly related to my employment with Lilly. I understand that this waiver and release of personal relief would not affect the EEOC’s or state or local administrative agency’s ability to investigate such a charge or to pursue relief on behalf of other individuals. If I have filed such a charge prior to my signing of this Agreement, I agree that I will, within two (2) business days of signing this Agreement, prepare, sign, and deliver to the EEOC or state or local administrative agency with which the charge is pending a letter that states as follows:
This letter is in regard to charge number _________ (“Charge”) which I have filed with this agency. This is to advise you that I have entered into an agreement with my employer, Eli Lilly and Company, under which, in exchange for sufficient consideration, I have fully waived and released all claims to any personal relief, including any form of monetary relief, arising out of any claims related to my employment with Lilly through the date of my signing of the Agreement. This waiver and release includes any and all claims for personal relief related to the above-referenced Charge. I have also, again in exchange for sufficient consideration, fully waived and released all right to file a lawsuit against Lilly in any court of law asserting claims arising out of my employment with Lilly, up through and including the date of my signing of the Agreement, other than a suit to enforce the Agreement or to challenge its validity or enforceability. These waivers and releases are effective to the fullest extent permitted by applicable law. I understand that this Agreement does not affect this agency’s ability to investigate the above-referenced Charge or to pursue relief on behalf of other individuals.
I entered into this Agreement with Lilly voluntarily and without coercion and with sufficient opportunity to consult an attorney for advice. Thank you for your assistance.
I further agree to provide to Lilly a copy of the letter as signed and delivered.
Return of Company Property. I agree to cooperate fully with Lilly in effecting a smooth transfer of responsibilities and to return to Lilly by my Actual Termination Date all identification and credit cards, keys, telephones, computers and other equipment, and other things owned by Lilly, and all documents, materials, records or other things belonging to Lilly or containing Lilly’s property that I have not yet returned.
Right to Consult with an Attorney. I understand and acknowledge that as required by law, I am hereby being advised by the Company to consult with an attorney prior to signing this Agreement.
Period to Consider this Agreement. I acknowledge that a copy of this Agreement was provided to me on ____________. I understand that I have the right to take up to forty-five days to consider whether I wish to sign this Agreement. I understand that Lilly will accept this Agreement and provide to me the Severance Benefit in accordance with the terms of the Plan if I (a) sign, date and deliver to Lilly this Agreement at any time during the period beginning on the date I received the Agreement and ending at the close of business on the forty-fifth day following my receipt of the Agreement, and (b) do not revoke this Agreement as provided below. If I sign this Agreement before the end of the period allotted to me for doing so, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Agreement.
My Right to Revoke this Agreement. I understand that if I am age 40 or older at the time I sign this Agreement, I may revoke this Agreement at any time within seven (7) calendar days after I sign and date it, not counting the day on which I sign and date it. If I am age 40 or older at the time I sign this Agreement, this Agreement will not become effective or enforceable unless and until the seven (7)-day revocation period has expired without my revoking it. If I am under age 40 at the time I sign this Agreement, the Agreement will become effective at the time I sign, date and deliver this Agreement to Lilly.
Procedure for Accepting or Revoking this Agreement. To accept the terms of this Agreement, I must deliver the Agreement, after I have signed and dated it, to Lilly by hand or by certified U.S. mail within the period of time described above in the paragraph on “Period to Consider this Agreement.” If I am age 40 or older at the time I sign the Agreement and wish to revoke my acceptance, I must deliver a written, signed statement that I revoke my acceptance to Lilly by hand or by certified U.S. mail within the seven (7)-day revocation period. All deliveries must be made to Lilly at the following address:
Team Leader, Compensation Administration
Eli Lilly and Company
Lilly Corporate Center
Indianapolis, IN 46285
If I choose to deliver my acceptance or, if applicable, the revocation of my acceptance by mail, it must be:
(1)	postmarked within the period stated above;

(2)	properly addressed to Lilly at the address stated above; and

(3)	sent by certified mail, first-class postage prepaid.
Interpretation of this Agreement. This Agreement should be interpreted as broadly as possible to achieve my intention to resolve all of My Claims against the Company and to otherwise fulfill my obligations under this Agreement. If this Agreement is held by a court to be inadequate to release a particular claim encompassed within My Claims, this Agreement is still in full force and effect and enforceable with respect to all the remainder of My Claims.
My Representations. I am legally able and entitled to receive the Severance Benefit being provided to me under the Plan and this Agreement. No child support order, garnishment order, or other order requiring that money owed to me by Lilly be paid to any other person is now in effect.
Governing Law. This Agreement shall be governed and administered and construed in accordance with the laws of the State of Indiana.
I have read this Agreement carefully. I understand all of its terms. In signing and dating this Agreement, I have not relied on any statements or explanations made by the Company except as specifically set forth in this Agreement. I am voluntarily releasing My Claims against the Company and undertaking my other obligations under this Agreement. I intend this Agreement to be legally binding.

Dated:	Name:	Printed: